Exhibit 99.1

FOR IMMEDIATE RELEASE

Middlesex Water Company Increases

Common Dividend by 7.76%

ISELIN, N.J., October 24, 2022 – Middlesex Water Company (NASDAQ:MSEX) announced today that its Board of Directors has declared a cash dividend of $0.3125 per share on its common stock, an increase of 7.76% from the $0.29 per share dividend declared in July of 2022.  This increase raises the annual dividend rate to $1.25 from $1.16 per share of common stock. The dividend is payable December 1, 2022 to shareholders of record as of November 16, 2022. Middlesex Water Company has paid cash dividends in varying amounts continually since 1912.

“Since 1912, Middlesex Water has demonstrated a consistent record of dividend growth. We are pleased, as we mark our 125th year, to attain a new milestone -- our 50th consecutive year of dividend increases. Our teams remain committed to continually enhancing the quality of our operations, to growing and developing our talented workforce and to further driving shareholder value,” said President and Chief Executive Officer Dennis W. Doll.

Organized in 1897, Middlesex Water provides regulated and unregulated water and wastewater utility services primarily in New Jersey and Delaware through various subsidiary companies. To learn more about Middlesex Water, including information about its Investment Plan, visit the Investors section at Middlesex Water Company.

ABOUT MIDDLESEX WATER COMPANY

Established in 1897, Middlesex Water Company serves as a trusted provider offering life-sustaining high quality water service for residential, commercial, industrial and fire protection purposes. The Company offers a full range of water, wastewater utility and related services. An investor-owned public utility, Middlesex Water is a professional services provider specializing in municipal and industrial contract operations and water and wastewater system technical operations and maintenance. The company and its subsidiaries form the Middlesex Water family of companies, which collectively serve a population of nearly half a million people in New Jersey and Delaware. Middlesex is focused on meeting the needs of our employees, customers, and shareholders.  We invest in our people, our infrastructure and the communities we serve to support reliable and resilient utility services, economic growth and quality of life.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

(732) 638-7549

www.middlesexwater.com